News Release

Mattson Technology Contact	Investor & Media Contact
Andy Moring	Laura Guerrant-Oiye
Mattson Technology, Inc.	Guerrant Associates
tel 510-492-6530	tel 808-882-1467
fax 510-492-5963	fax 808-882-1267
andy.moring@mattson.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY, INC. ANNOUNCES COST ALIGNMENT PLAN

FREMONT, Calif. — September 10, 2008 — Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced the implementation of a Cost Alignment Plan (the "Plan"), designed to reduce the Company's cash losses from operations while continuing strategic investments in key growth markets.

David Dutton, President and Chief Executive Officer, noted, "The wafer fabrication equipment market is in a protracted downturn due to oversupply conditions in the memory segment; a situation that has been exacerbated by macro-economic conditions. In response, we feel that it is prudent to implement the Cost Alignment Plan to reduce headcount and optimize facilities worldwide." Dutton continued, "Our intent is threefold: (i) reduce the Company's cash losses from operations, (ii) continue to invest in key growth markets of dielectric etch and millisecond anneal, which we believe position the Company for market share and revenue gains upon a return to improved industry conditions, and (iii) grow our market share position in our core segments of Strip and Rapid Thermal Processing (RTP)." Dutton concluded, "We are confident that the Cost Alignment Plan will help maximize the potential of our organization and position Mattson for expanded growth."

As a result of the Plan, Mattson will eliminate approximately 80 positions, or about 14 percent of the Company's global workforce. Manufacturing positions comprise approximately 50% of the positions impacted, primarily as a result of the Company's efforts to expand outsourcing operations for systems that are currently manufactured in Germany. Worldwide customer support will not be materially impacted by the Plan. On September 10, 2008, the Company began providing notices to those employees whose employment would be affected by the Cost Alignment Plan. It is expected that the headcount reduction and other cost alignment activities will be completed by the end of the second quarter of 2009.

The Company anticipates that the Plan will result in annualized savings of approximately $6 million. Mattson expects to record restructuring-related charges in the range of $4.5 million to $5.5 million in connection with the Plan. These one-time pre-tax charges will be comprised of employee severance pay expenses and facility optimization costs and represents cash expenditures. This will result in an adverse impact on the Company's third quarter earnings, and will impact subsequent quarters until the Plan is completely executed.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company's future prospects, including, but not limited to: anticipated bookings, revenue, margins, earnings per share, market share, tax rate and fully diluted shares outstanding for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's

- More -

MATTSON ANNOUNCES COST ALIGNMENT PLAN	Page 2 of 2

products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.
 Mattson Technology, Inc. designs, manufactures, and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. The Company is a leading supplier of dry strip and rapid thermal processing equipment to the global semiconductor industry. Its strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. Mattson is expanding into the etch market with innovative products targeting high volume dielectric etch applications, and is also expanding into the millisecond annealing and thermal oxidation markets. The Company expects that entry into these new markets will enhance its technical leadership and deliver revenue and profitability gains. Mattson was founded in 1988 and is headquartered in Fremont, California. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com

###